Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration File No. 333-283023
Registration File No. 333-283024
Registration File No. 333-282871

On the road to retirement, risk should ' take a back seat. Shield Level II Annuities can help.No one wants risk driving their plans for retirement. By offering a built-in level of protection alongside market growth opportunities, Brighthouse Shield® Level II Annuities can help clients plan for retirement with confidence, even In volatile markets. For prospectuses and important information, visit brighthousefinanciaLcom.Brighthouse FINANCIAL* team more Build far what 1* ahead" about Shield Level Annuities.TH a Is ntrt an off ering of any esvuritles far sale in Hr* York. This communication rulers 1c Brighthouse Shier d* Level II 6-Yesr Auric ily, Brii -itlxiuse Shield* Level II 3-Year Annuity, 3rd OrlqhthC-uBe Sliielrf* Level i I Advisory Annuity, Collectively referred to as 'Shield* Level ArclUrUet," ’ShieJit* Level II Annuities" ’Shield* ArinLTliea," dr "Shield* II Aitttaillies." Therie products ace iiide -briked atatuilreS issued by, with product guarantees Solely the responsibility Of, Brighlhouae Lite Insurance Company. Charlotte, NC 20277, «I Policy Form 5-213-1 (07/24) ("BrigMIWJlrte FinandiaTL Shield Level AnnuilieB are drstributed Ly BrigHhuuse Securltieti, LLC (member FINRA). AB are Driyl'lhcuse Financial affiliated companies. Shield Level Annuities hart charges, tennination previsions, and terms far keeping them in force. Please contact a financial prbfeaskmat for compdeie details. Product avail ability and features riay vary Ly state dr firm. EriglAhduse Financial* and its design are registered trademarks at Brlghthccite Services, LLC and/tw its affiliates. Shield Level Annuities are registered with the SEC. Before you inrtlt. you tdiodd read the prospectus In the registration slstement and other documents Brighthouse Ufa Insurance Company has filed fcr more complete information about the Oompatty and the produce You may obtain these documents for tree by visiting EDGAR on the SEC website al www.sed.gov. You may al so request a prospectus frdm ybur financial professional or directly from Brighlhause Financial at (8B8) 243-1932 w brighlhauseTananOiaioom. - NOT A DEPOSIT ■ NOT FDK INSURED ■ NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY ■ NOT GUARANTEED BY ANY BANK OR CREDIT UNION ■ MAY LOSE VALUE MOT BDRM17A7S50 6075721I [1Of 31/20735